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                                   EXHIBIT 12

                                ALEXANDER'S, INC.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                            Nine Months
                                        Ended September 30,                         Year Ended December 31,
                                       ---------------------     -----------------------------------------------------------
                                         2003         2002         2002         2001        2000         1999          1998
                                       --------     --------     --------     --------    --------     --------     --------
Pretax income from continuing
   operations before fixed charges     $(13,152)    $  8,594     $ 12,402     $ 26,440    $  4,425     $  4,743     $ (6,786)
Fixed charges(1)                          9,023       18,569       23,027       22,608      21,563       17,786       16,666
                                       --------     --------     --------     --------    --------     --------     --------
Earnings                               $ (4,129)    $ 27,163     $ 35,429     $ 49,048    $ 25,988     $ 22,529     $  9,880
                                       ========     ========     ========     ========    ========     ========     ========
Fixed charges(2):
   Interest and debt expense           $  8,933     $ 18,479     $ 22,888     $ 22,469    $ 21,424     $ 17,647     $ 16,541
1/3 of rent expense - interest
   factor(3)                                 90           90          139          139         139          139          125
                                       --------     --------     --------     --------    --------     --------     --------
                                          9,023       18,569       23,027       22,608      21,563       17,786       16,666
Capitalized interest                     28,607       16,025       23,788       19,259      16,731        9,352        7,864
                                       --------     --------     --------     --------    --------     --------     --------
                                       $ 37,630     $ 34,594     $ 46,815     $ 41,867    $ 38,294     $ 27,138     $ 24,530
                                       ========     ========     ========     ========    ========     ========     ========
Ratio of earnings to fixed charges           --           --           --         1.17          --           --           --
Deficiency in earnings available to
cover fixed charges                    $(41,759)    $ (7,431)    $(11,386)    $     --    $(12,306)    $ (4,609)    $(14,650)
                                       ========     ========     ========     ========    ========     ========     ========

Notes:

(1) For purposes of the calculation of the numerator, fixed charges does not include capitalized interest.

(2) There are no preference securities outstanding during the periods shown.

(3) This is the portion of operating lease rental expense deemed to represent the interest factor.